Exhibit 99.1
KEYUAN PETROCHEMICALS INC.
Shareholder Update Call Script
July 13, 2011

Moderator/Speaker Dial-In Numbers (for Keyuan Spokesperson):

TOLL-FREE    1-877-565-1274

TOLL/INTERNATIONAL   1-937-999-3113

Operator: Good morning ladies and gentlemen, thank you for standing by.  Welcome to the Keyuan Petrochemicals Inc. shareholder update Conference Call.  During today’s presentation all parties will be in a listen only mode, following the presentation the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star followed by the two.  If you’re using speaker equipment please lift the handset before making your selections.  This conference is being recorded today July 13, 2011.  I’d now like to turn the conference over to Ted Haberfield of MZ-HCI, please go ahead sir.

Ted Haberfield:     Thank you and welcome everyone to today’s conference call for Keyuan Petrochemicals Inc. This call will cover updates to Keyuan’s independent investigation, its business and corporate actions. The Company issued two separate press releases after the market close on Monday, July 11th and a Form 8-K filed with the SEC on July 13th which clarified certain statements made in our second press release of July 11th.
 On our call today is Mr. Chungfeng Tao, chairman and CEO of Keyuan and Ms. Angela Li, the Company’s Chief Financial Officer.

Before we get started I am going to quickly read a disclaimer about forward looking statements.  This conference call may contain, in addition to historical information, forward looking statements within the meaning of the Federal Securities laws regarding Keyuan Petrochemicals Inc. Forward looking statements include statement about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical fact.  These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include change in demand for the company’s services, the impact of competition and government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

At this time I’d like to turn the call over to Mr. Tao, who will be providing brief opening remarks.

Mr. Tao:     Thanks Ted, and thank you everyone for joining us today.  After working tirelessly over the past three months with examiners, regulators, accountants and attorneys, I am happy to have the opportunity to provide an update to our shareholders on the significant progress we have made. As we announced this past Monday, the initial interim findings of the Audit Committee’s  independent investigation team has provided interim findings with regard to certain sales and related revenues, which was one of the  material issue raised by our former auditor, KPMG,  in connection with the audit of the Company’s 2010 financial statements.

These findings are positive developments as we move forward to regain full compliance with the regulators and NASDAQ. With GHP Horwath, a top 10 public accounting firm worldwide, on board as our new auditor, we are focused on completing our 2010 and first half 2011  periodic reports as soon as possible while we continue our full cooperation with the investigation.

Before I hand the call over to Angela to cover some of the issues I mentioned in greater detail, I want to thank our board, employees and shareholders for their hard work and support. None of us are happy about what has transpired, but we remain committed to executing our growth strategy and generating returns to our shareholders. Angela, the floor is now yours.

ANGELA LI:     Thank you Mr. Tao. I would also like to thank everyone for joining us today. Most of you have already seen the two separate press releases we issued after the close on Monday, July 11th, and clarifying Form 8-K we filed with the SEC on July 13th, so I will keep my comments brief so we can take your questions.

As Mr. Tao stated, we are happy with the preliminary interim results of the independent investigation. Over the past three months, our Audit Committee’s independent  investigation team, consisting of the international law firm of Pillsbury Shaw Winthrop Simpson, Deloitte Financial Services, LLP and King & Wood, were dedicatedly working at full speed with the investigation. We cooperated fully with these investigators, including an expert in the petrochemicals industry, in order to supply them with the information they needed to conduct their investigation. .  Since the full review is currently still on going, we can not comment any further on the status of the investigation other than what we filed in the Form 8-K’s on July 11th and 13th until such time as the full review is complete.

We have also provided an update on our business and stock listing. Demand for our products remains robust, and we continue to sign new customers, expand our capacity and enter new strategic partnerships, all of which, we believe will generate future growth. In fact, our preliminary results indicate that revenues in the first six months of 2011 have increased by approximately 17% to $292 million. Our balance sheet remains solid, and we continue to maintain strong relationships with our local banks.

With regards to our NASDAQ listing, we recently received a delisting letter from NASDAQ primarily because of our inability to file audited financial statements on a timely basis, as well as the issues raised by KPMG. We have filed a request for appeal on the basis of Management’s confidence that (1) we will regain compliance with our regulatory filings expeditiously and (2) the independent investigation will address the issues raised by KPMG and a full preliminary report will be issued upon completion of the investigation. We have also requested that our stock remain halted until a decision of the NASDAQ Hearings Panel is released.  We have requested and have been granted an oral  hearing by Nasdaq Hearings Panel, which is scheduled for August 25, 2011.    This means, if the panel grants our request to stay, then we will remain listed on The Nasdaq Stock Market pending the final determination by the Hearings Panel of our appeal of the delisting recommended by the Nasdaq staff.  In the event the panel does not grant our request for a stay, our stock will beginning trading on the OTC Pink on July 26, 2011.

Of course, there is always the risk that the Hearings Panel will rule that our securities must be delisted.  In such event, our stock will trade on the OTC Pink.  However we are confident  that the final full report of the investigation team of the Audit Committee will be positive and if we can satisfy the Hearing Panel that completion of all necessary financial statements required under the Securities Exchange Act of 1934, as amended, can be achieved within the time frame we specify in our amended and restated Plan of Compliance, that the Hearing Panel will agree to give us the opportunity to regain compliance with the rules of the Nadasq Stock Market.  Regardless of the outcome, we will keep shareholders updated on these developments.

Finally, before we go to Q&A, I want to mention that the Board remains committed to paying a quarterly cash dividend of $0.09 per share during 2011. The next payment will be paid on July 15th, which is this Friday, to shareholders of record on June 1, 2011.

In closing, we have and will continue to do everything we can to overcome these short-term challenges. Thank you for your interest and support in Keyuan. We are now ready to take your questions. Operator?

Operator:     Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star followed by the one on your touch tone phone.  If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.

           Katya Voronchuk, Rodman & Renshaw:

Good morning, Mr. Tao. Good morning, Angela. My first question is: basically, the findings that you have disclosed in your press releases pertaining to revenues from specific customers transactions, and as I understand the full investigation is yet to be completed, so my question is, are there any other issues in addition to this specific customer transactions that the special committee has to investigate before issuing the final report?

Aichun 'Angela' Li:

The sales and revenues issue raised by KPMG is one of the questions that the investigation team is looking at. And just like you said, the investigation is not completed at this point and we need to wait until the completion of the investigation and the audit committee has full discretion in terms of the scope and the timeframe of the investigation. So, I cannot comment in any further on other details related to the issues brought up by KPMG. We just ask that our investors and other parties to be patient during the process, and thank you for your support.

Katya Voronchuk:

And has the Company started implementing additional internal control measures to avoid the recurrence of such issues that led to the current investigation and the delay in the filing of the 10-K?

Aichun 'Angela' Li:

Yes, we already started. It is an on-going process.

Katya Voronchuk:

And investigation aside, can you give us an update on your business including whether you are still expecting to meet your guidance for 2011 of $650 million in revenues and also give us an update on your current expansion projects including additional storage capacity, pre-treatment facility and also on other facilities.

Aichun 'Angela' Li:

The purpose of this call is not to discuss anything in greater details in terms of the Company's forecast at this point, but as we mentioned, and also we disclosed in our 10-K, in our news release, is that the Company has already in the past six months, based on the unaudited financials they were looking at, we achieved a revenue of $292 million the first six months, representing a 70% growth over the same period last year.

As we anticipated, the demand for our products remain strong for the 2H of the year, the operation of the Company is going very well right now and our capacity, we started a capacity expansion project in March, 2011, and that project was completed by the end of April 2011, on schedule and under budget.

As a result of our expansion project, our capacity expanded from the original 50,000 metric tons to the current 720,000 metric tons. Another corporate development is that we signed the agreement with Hangzhou Zhongce to develop a new commercial application for the solution polymerisation styrene butadiene rubber, what we call the SSBR, which is a safer, more environmentally friendly raw material used primarily in tires, representing a new opportunity in the fast-growing market.

We also continue to enjoy strong support from the local government and banks in Ningbo. Our strong and growing business support the local economy through our 437 employees that we hired and $164 million that we have invested in infrastructure and land since breaking ground in 2008. Because we maintain a healthy balance sheet with no receivables and positive cash flows, the local banks continue to supply us with working capital to support our business and our growth strategy.

So, that is basically some business updates in the past few months that we would like to inform our investors.

Katya Voronchuk:

Thank you for taking my questions and I am looking forward to the conclusion of the investigation.

William Hechter, Excalibur:

Hi, Angela. You are asking us all for patience, which is great, I am just wondering though it is taking quite a bit of time to get this final report, and I know you cannot talk about the report, but you can probably talk about the timing, what is the timeframe which we are expecting to wait now for the final report?

Aichun 'Angela' Li:

This investigation is in the discretion of the audit committee and you all know that the audit committee has the full discretion in terms of the scope and timing. What the Company can do is to fully cooperate with this audit committee and investigators and to see it through. We are hopeful that the results of the investigations will come out positive and the Company can get back in compliance with the regulatory requirements in the near future. I cannot comment further at this point in terms of timing other than this.

William Hechter:

But the audit committee must give you some idea as to the length of time, whether we are talking half a year, or weeks, or a couple of months, you might have some idea, you know, this is something they would disclose, I am sure.

Aichun 'Angela' Li:

Well, at this point the Company is not in the position to interfere the timing or the scope of the investigation, this is a question for the audit committee and I think the audit committee gives the investigation team the freedom to go through the independent investigation procedures that are required there to have a quality report at the end of the investigation.

So, I mean, in terms of timing I cannot in my position to give you an estimate at this point in time. But, as you can see, the interim report has already come out and we, you know, at the Company, we just have to see it through, and again we ask for your patience.  And I know and I do want to thank the audit committee and the investigation team, Pillsbury, King & Wood, and Deloitte for all the hard work they put into in the past few months, and also for delivering the interim results.

William Hechter:

Alright. Thank you very much, Angela, thank you.

Suresh Madan, Excalibur Capital Market:

Hi. You know, you had KPMG as your auditor, and you indicated Deloitte for doing the investigation, what triggered the Company to move from a Big Four to a Big Ten? Could you give us some color on that?

Aichun 'Angela' Li:

Sure, the audit committee, in the past few months, after May, after KPMG resigned, the audit committee has actively engaged in a searching for a new auditor for the Company. The audit committee interviewed four or five candidates and it is the decision of the audit committee to choose our current auditor, GHP Horwath, and we believe GHP Horwath is one of the largest auditing firms in the world and they will begin to audit the Company’s 2010 financial results immediately.

Suresh Madan:

Many Chinese companies and other companies across the world are going towards the Big Four, because that brings, you know, additional credibility, was that not a decision question for the audit committee?

Aichun 'Angela' Li:

I trust the audit committee made the best decision in its power for the Company, and we also trust that our new auditor, GHP Horwath, can do a quality job to serve the Company.

Suresh Madan:

OK. Thank you.

Christopher Kliner, Kliner Asset Management:

Hi, Angela, thanks for taking my call. I still a little confused about when and if the stock will open on the pink sheets. I thought you said that hearing to grant a stay on the delisting would be on August 26th, and that if it was not approved the stock would open on the pinks on July 26th, so could you just maybe expand on that a little bit it and explain if it is going to start trading on the pink sheets on July 26th?

Aichun 'Angela' Li:

OK. Well, the Company received a delisting letter from NASDAQ and on Monday, this Monday, July 11th, the Company has filed an appeal request with NASDAQ to request a hearing which is scheduled on August 26th. We also requested for a stay, which means that we requested that the Company’s stock remains hold until the hearing in August is completed and the Panel issues the decision. The Panel has the authority to grant the stay, however and even if they do not, the Company will trade on OTC Pink beginning on July 26th.

Christopher Kliner:

OK. So, do you have any idea on the timing?

Aichun 'Angela' Li:

They will let us know, the Panel will let us know before July 26th.

Christopher Kliner:

OK, then will you guys issue an 8-K?

Aichun 'Angela' Li:

Yes, we definitely will.

Christopher Kliner:

OK. Great. Thank you.

Operator:

This concludes today's question and answer session. I would like to invite Ms. Li to proceed with her closing statements. Please, go ahead ma’am.

Aichun 'Angela' Li:

Thank you, operator. In closing, I would want to thank you again our investors for your patient and support in the past months and we look forward to updating everyone on further developments of the investigation and getting back in compliance in the near future. Thank you again everyone for joining.

Operator:

That does conclude the Keyuan Petrochemical audio conference for today. Thank you very much for your participation. Have a good day.

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